UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2014

AMERICAN PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8137	59-6490478

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada		89169

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 735-2200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 9, 2014, American Pacific Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Flamingo Parent Corp,, a Delaware corporation (“Parent”), and Flamingo Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), both of which are affiliates of and controlled by H.I.G. Capital, LLC, a Delaware limited liability company (“H.I.G.”). The Board of Directors of the Company has unanimously approved the Merger Agreement.

The Offer and the Merger

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions described therein, Merger Sub has agreed to commence a tender offer (the “Offer”), as soon as practicable and in any event no later than January 24, 2014, to purchase all of the outstanding shares of common stock, par value $0.10 per share, of the Company (the “Shares”), at a purchase price per Share of $46.50 (the “Offer Price”), net to the seller thereof in cash, without interest.

The consummation of the Offer is subject to, among other things, (i) there having been validly tendered and not validly withdrawn Shares that in combination with the number of Shares held by Merger Sub, Parent, and Parent’s other subsidiaries, represent one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer, (ii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement”), (iv) the Marketing Period (as defined in the Merger Agreement) having been completed and (v) customary closing conditions contained in the Merger Agreement. As more fully described in the Merger Agreement, until and unless Parent receives financing, it has no obligation to consummate the Offer, even if all conditions have been met.

Following the consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). As of the effective time of the Merger, each outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company or Shares held by stockholders that have properly exercised and perfected appraisal rights under Delaware law) will be converted automatically into the right to receive an amount in cash equal to the Offer Price, without interest. The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”). Accordingly, no vote of the stockholders of the Company will be required to consummate the Merger.

The Merger Agreement provides that, immediately prior to the effective time of the Merger, (i) all options to purchase the Company’s common stock that are outstanding, whether or not vested, will become fully vested and exercisable immediately prior to the Closing and all unexercised options will be cancelled and converted automatically into the right to receive for each Share issuable under such option an amount in cash equal to the excess, if any, of the Offer Price over the exercise price payable in respect of such Share issuable under such option and (ii) all of the Company’s restricted stock units that are outstanding will be converted into the right to receive an amount equal to the Offer Price allocable per Share, in each case, without interest.

The Merger Agreement contains customary representations and warranties of the Company, Parent and Merger Sub. The Merger Agreement also contains customary covenants and agreements, including with respect to the operation of the business of the Company and its subsidiaries between signing and closing, governmental filings and approvals, public disclosures and similar matters.

The Merger Agreement also prohibits the Company from soliciting proposals for the acquisition of more than 20% of the consolidated assets of the Company and its subsidiaries or 20% of the Shares, and to provide information to and engage in discussions with third parties. The no-shop restriction is subject to provisions that allow the Company under certain circumstances to provide information and participate in discussions with respect to unsolicited alternative acquisition proposals. In addition, notwithstanding the no-shop restriction, the Company retains the right to waive any “standstill” obligation of any third party for the limited purpose of any such third party submitting privately an alternative acquisition proposal.

Prior to the closing of the Offer, the Board has the right to change its recommendation to the Company’s stockholders in response to an unsolicited Superior Proposal (as defined in the Merger Agreement) or an Intervening Event (as defined in the Merger Agreement) if the Board determines based upon advice from its financial and legal advisors that failure to do so would be inconsistent with the directors’ fiduciary duties. In the case of a Superior Proposal, the Board may also terminate the Merger Agreement to enter into a definitive agreement with respect to the Superior Proposal. However, the Company may not change its recommendation to the Company’s stockholders or terminate the Merger Agreement under the above “fiduciary out” unless (i) the Company gives Parent three business days’ notice (shortened to two business days’ notice in response to subsequent material amendments to the alternative acquisition proposal) that the Company intends to take such action and provides relevant information and materials; (ii) the Company provides Parent with at least three business days (or two business days as provided above) to make a revised proposal, during which period the Company must negotiate in good faith; and (iii) after such period, the Board determines in good faith, after consultation with its legal and financial advisors, and taking into account any changes to the transaction documents proposed by Parent, that the alternative acquisition proposal continues to constitute a Superior Proposal.

The Merger Agreement contains certain termination rights for both the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $13,000,000 (net of any expense reimbursement previously paid to Parent). The Company will also be required to reimburse out-of-pocket expenses incurred by Parent in connection with the negotiation, execution and performance of the Merger Agreement in an amount not to exceed $2,000,000 in the aggregate in the event that the Merger Agreement is terminated under certain circumstances. The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $21,500,000 million upon termination of the Merger Agreement under certain circumstances specified in the Merger Agreement. H.I.G. Bayside Debt & LBO Fund II, L.P., a fund managed by H.I.G (the “Sponsor Fund”), has agreed to guarantee the payment obligation of Parent to pay, under certain circumstances described in the Merger Agreement, a reverse termination fee and certain reimbursement and indemnification obligations of Parent under the Merger Agreement. The limited guaranty terminates on the earliest of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in circumstances in which Parent is not obligated to pay the reverse termination fee, and (iii) January 9, 2015 (unless the Company has commenced litigation under the limited guaranty prior to such termination, in which case the limited guaranty will not terminate until Sponsor Fund has satisfied any obligations finally determined to be owed by it under the limited guaranty). However, if the Company or any of its affiliates asserts a claim other than as permitted under the limited guaranty, including a claim against certain specified non-recourse parties or a claim in excess of the amounts guaranteed by Sponsor Fund under the limited guaranty, the limited guaranty will terminate and become void by its terms and all payments previously made must be returned and Sponsor Fund will have no liability under the limited guaranty.

Equity and Debt Commitments

Parent has secured committed financing, consisting of equity financing to be provided by Sponsor Fund and debt financing to be provided by Jefferies Finance LLC.

Additional Information

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

The Merger Agreement has been attached as an exhibit to provide investors and holders of Shares with information regarding its terms and is not intended to modify or supplement any factual disclosures about the Company, Parent or Merger Sub in the Company’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by the Company’s stockholders. None of the Company’s stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates. The Merger Agreement and this summary are not intended to modify or supplement any factual disclosures about the Company, and should not be relied upon as disclosure about the Company without consideration of the periodic and current reports and statements that the Company files with the SEC. Factual disclosures about the Company contained in public reports filed with the SEC may supplement, update or modify the factual disclosures contained in the Merger Agreement.

Item 8.01	Other Events.

On January 10, 2014, the Company issued a press release relating to the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Important Information and Where To Find It

The tender offer for the outstanding common stock of the Company referred to in this Current Report on Form 8-K has not yet commenced. This report is not an offer to purchase or a solicitation of an offer to sell shares of the Company’s common stock. The solicitation and the offer to purchase shares of the Company’s common stock will only be made pursuant to an offer to purchase and related materials that H.I.G. intends to file with the SEC. At the time the tender offer is commenced, an affiliate of H.I.G. will file a Tender Offer Statement on Schedule TO with the SEC, and at the same time or soon thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov In addition, the tender offer statement on Schedule TO and related offering materials may be obtained for free (when they become available) from H.I.G..

Forward-Looking Statements or Information

Certain statements in this Current Report on Form 8-K, and the exhibits attached hereto, constitute “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are typically punctuated by words or phrases such as “anticipate,” “estimate,” “should,” “may” and words or phrases of similar import. These forward-looking statements include statements regarding expectations as to the completion of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the Merger Agreement to satisfy the conditions to closing specified in the Merger Agreement. More information about the Company and other risks related to the Company are detailed in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended September 30, 2013 filed with the SEC. The Company does not undertake an obligation to update forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

Exhibit.	Description.

2.1	Agreement and Plan of Merger, dated as of January 9, 2014, by and among American Pacific Corporation, Flamingo Parent Corp. and Flamingo Merger Sub Corp.

99.1	Press release of American Pacific Corp., dated as of January 10, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Pacific Corporation

Date: January 9, 2014	By:	/s/ Joseph Carleone
Joseph Carleone

Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 9, 2014, by and among American Pacific Corporation, Flamingo Merger Parent Corp. and Flamingo Merger Sub Corp.

99.1	Press release of American Pacific Corporation, dated as of January 10, 2014.